                                  EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into effective as of February 29, 2000, by and between T-3 Energy Services, Inc., a Delaware corporation ("Employer"), and Michael L. Stansberry, a resident of Texas ("Employee"):

         1. TERM. Employer hereby agrees to employ Employee and Employee hereby accepts employment, on the terms and conditions hereinafter set forth. The term of Employee's employment under this Agreement shall commence on the date hereof (the "Effective Date") and end on the first anniversary of the Effective Date, subject to termination as hereinafter provided (such period as it may be extended as described in this paragraph, being herein referred to as the "Term of Employment"). Unless terminated pursuant to this Agreement, the Employee's term of employment hereunder shall be automatically renewed at the conclusion of each calendar month, so that at the beginning of each calendar month, the Term of Employment shall always be one year. Notwithstanding the foregoing, Employee's employment hereunder may be sooner terminated as hereinafter provided, and if so terminated, the Term of Employment shall expire as of the effective date of such termination.

         2. DUTIES. Employee agrees to serve Employer as President and Chief Executive Officer of Employer and in such other executive capacities as may be requested from time to time by the Board of Directors of Employer (the "Board of Directors") or a duly authorized committee thereof and Employee's authority shall at all time remain subject to the authority of the Board of Directors. During the Term of Employment, Employee shall devote his full time and exclusive attention to, and use his best efforts to advance, the business and welfare of Employer. During the Term of Employment, Employee will not engage in any other employment activities for any direct or indirect remuneration without the prior written consent of the Board of Directors.

         3. CONFIDENTIAL INFORMATION, TRADE SECRETS AND COVENANT NOT TO COMPETE.

                  3.1. CONFIDENTIAL TREATMENT FOR TRADE SECRETS. Employee hereby agrees that, during the Term of Employment and thereafter, he will not, without the written consent of Employer, disclose to any person, enterprise, entity or association or otherwise use or exploit for himself or others any of the proprietary or confidential information or knowledge of or regarding Employer or its subsidiaries, ventures or their shareholders (individually "Company" and collectively the "Companies"), or any of their businesses, properties or affairs obtained by him at any time prior to or subsequent to the execution of this Agreement, except to the extent required by his performance of assigned duties for Employer, including without limitation: trade secrets; processes; inventions; engineering records or data; interpretive or analytical information or data; drilling logs; operating agreements and records; records of research; proposals; manuals; records or information; reports; methods; techniques; lists; memoranda; computer software; programming or records; or budgets or other financial information, regarding the Companies (collectively, "Trade Secrets"). This Section 3.1 shall not apply to information or technology which (a) was known to Employee or the public prior to disclosure to Employee in the course of his employment by Employer hereunder or prior hereto with a predecessor in interest to Employer; (b) becomes generally known to the public through no fault of Employee or others owing duties of trust or confidentiality to Employee, (c) is lawfully obtained by Employee from another source not under obligation to Employer or its affiliates regarding disclosure of such information or technology, or (d) is developed after the Term of Employment and independently by Employee without access to or reliance on the information or technology disclosed hereunder.

                  3.2. RETURN OF TRADE SECRETS. Upon termination of his employment with Employer, Employee will deliver to the Companies all tangible displays and repositories of proprietary or confidential information or knowledge, including without limitation: Trade Secrets and other materials or records or writings of any other type (including any copies thereof) made, used or obtained by Employee in connection with his employment by Employer or its predecessor in interest prior to or subsequent to the execution of this Agreement. Employee agrees that all inventions, improvements in any of the Companies' methods of conducting their businesses




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or innovations (in each case, including, by way of expansion and not limitation, policies, procedures, products, improvements, software, ideas and discoveries, whether or not patentable or copyrightable) conceived or made by him during any time of his employment by Employer prior to or subsequent to the execution of this Agreement belong to the appropriate Company or Companies and to the extent Employee participated in the creation of the Trade Secrets he did so on a work for hire basis. Upon termination of his Employment with Employer, Employee shall promptly disclose such inventions, improvements or innovations to the Board of Directors and perform all actions reasonably requested by the Board of Directors to establish and confirm such ownership by the Companies and to protect the intellectual property of Employer contained therein or represented thereby.

                  3.3. COVENANT NOT TO COMPETE. Employee hereby agrees that:

                       3.3.1. during the Term of Employment and until the later of (i) the first anniversary of the date of the termination of Employee's employment under this Agreement and (ii) such time as Employee no longer receives any payments pursuant to Section 4, 6, 7, or 8 hereof (and as a condition to Employee receiving any such payments), or, in the event of the resignation of Employee, until the second anniversary of the date of the resignation of Employee, he will not, in association with or as an officer, principal, member, advisor, agent, partner, director, material stockholder, employee or consultant of any corporation (or sub-unit, in the case of a diversified business) or other enterprise, entity or association, work on the acquisition or development of any line of business, property or project in which the Companies are (i) then involved or (ii) have worked with or evaluated in the last year and which are still being pursued or evaluated by Employer; and

                       3.3.2. during the Term of Employment and until the later of (i) the second anniversary of the date of the termination of Employee's employment under this Agreement and (ii) such time as Employee no longer receives any payments pursuant to Section 4, 6, 7, or 8 hereof (and as a condition to Employee receiving any such payments), or, in the event of the resignation of Employee, until the second anniversary of the date of the resignation of Employee, he will not solicit or induce any person who is or was employed by the Companies at any time during such term or period, excluding employees who may have left their employment by Employer more than 60 days prior to being hired or solicited for employment by Employee, (A) to interfere with the activities or businesses of any Company or (B) to discontinue his or her employment with the Companies, or employ any such person in a business or enterprise which competes with any of the Companies.

                       3.3.3. Employee understands that the provisions of
Section 3.3 hereof may limit his ability to earn a livelihood in a business similar to the business of Employer and the Companies but as an executive officer of Employer he nevertheless agrees and hereby acknowledges that (i) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of Employer and the Companies; (ii) such provisions contain reasonable limitations as to time and scope of activity to be restrained; and (iii) the consideration provided hereunder, including without limitation, any amounts or benefits provided under Sections 7 and 8 hereof, is sufficient to compensate Employee for the restrictions contained in Section 3.3 hereof. In consideration of the foregoing and in light of Employee's education, skills and abilities, Employee agrees that he will not assert that, and it should not be considered that, any provisions of Section 3.3 otherwise are void, voidable or unenforceable or should be voided or held unenforceable.

                  3.4. EXECUTIVE NATURE OF EMPLOYMENT. Employee acknowledges and agrees that his duties with Employer are of an executive nature and that he is a member of Employer's management group. Employee agrees that the remedy at law for any breach by him of any of the covenants and agreements set forth in this
Section 3 will be inadequate and that in the event of any such breach, Employer may, in addition to the other remedies which may be available to it at law, obtain injunctive relief prohibiting Employee (together with all those persons associated with him) from the breach of such covenants and agreements.

                  3.5. APPLICATION TO SUBSIDIARIES. For purposes of this Section 3 and of Section 2 hereof, the term "Employer" shall include Employer and any and all of Employer's subsidiaries or ventures, or any affiliates of Employer (as such term is defined under the Securities Act of 1933), whether currently existing or hereafter formed. The affiliates of Employer are not intended to be construed as meaning other controlled affiliates of First Reserve Corporation.



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

                  3.6. CONSIDERATION. Each of the covenants of this Section 3 are given by Employee as part of the consideration for this Agreement and as an inducement to Employer to enter into this Agreement and accept the obligations hereunder.

         4.       BASE SALARY AND BENEFITS.

                  4.1. BASE SALARY. During the Term of Employment, Employer shall pay Employee a salary at the rate of one hundred eighty thousand dollars ($180,000) per annum payable in equal installments at least as frequently as monthly and subject to payroll deductions as may be necessary or customary in respect of Employer's salaried employees in general. Such salary shall be subject to adjustment under the Employer's periodic compensation review procedure which shall take into account such factors as job responsibilities, performance and cost of living considerations. In no event shall such salary be adjusted to less than initial amount set forth above.

                  4.2. VACATIONS. During the Term of Employment, Employee shall be entitled to vacation of the greater of four weeks or the amount of time provided under the vacation policy of Employer applicable to employees of Employer generally, as amended from time to time.

                  4.3. MEDICAL INSURANCE AND OTHER BENEFITS. During the Term of Employment, Employer shall furnish Employee with such medical and hospital insurance as is furnished to employees of Employer generally and Employee shall be entitled to participate in all other fringe benefit programs which are maintained by Employer and available to its executive officers generally, and under the same terms as Employer's executive officers generally. Employee acknowledges that he shall have no vested rights under or in respect of his participation in any such program except as expressly provided under the terms thereof.

                  4.4. AUTOMOBILE. The Company shall provide the Employee with an automobile allowance in the amount of $800 per month, less any required tax withholding.

         5. EXPENSES. Employer will pay or reimburse Employee for such reasonable travel, entertainment, or other expenses as he may reasonably incur during the term of this Agreement in connection with the performance of his duties hereunder, but only to the extent that Employee shall furnish Employer with such evidence that such expenses were incurred as Employer may from time to time reasonably require or request.

         6. DEATH OR TOTAL DISABILITY OF EMPLOYEE. If Employee dies or becomes totally disabled during the Term of Employment, the Term of Employment shall automatically terminate and Employer's obligation to compensate Employee under this Agreement shall in all respects cease, except that Employer shall pay Employee or Employee's estate, within thirty (30) days of such death or disability, an amount equal to the base compensation, vacation benefits provided for under Section 4 hereof accrued and unpaid ("Accrued Compensation") as of the time of such death or disability and Employee shall be entitled to such other benefits provided for under Sections 4.2 and 4.3 hereof which have accrued and have not been forfeited as of the time of such death or disability when and if provided to be paid pursuant to the terms of any applicable Employer plans or programs ("Accrued Benefits"). For purposes of this Section 6, Employee shall reasonably be deemed "totally disabled" as of the time the Board of Directors shall find, on the basis of medical evidence satisfactory to the Board of Directors, that, as a result of a mental or physical condition, Employee is unable to perform his normal duties of employment hereunder or is prevented from engaging in the same level of performance as he engaged in prior to the onset of such condition, giving effect to any reasonable accommodations which can be made by Employer, and that such disability is likely to continue for a substantial period of time.

         7. TERMINATION FOR CAUSE. Employee's employment under this Agreement may be terminated by Employer for "good cause." Upon such termination, Employer's obligation to compensate Employee under this Agreement shall in all respects cease, except that Employer shall pay Employee, within thirty (30) days of such termination, any Accrued Compensation as of the time of such termination and Employee shall be entitled to any Accrued Benefits as of the time of such termination when and if provided to be paid by the applicable program or plan. The term "good cause" includes, but is not limited to any one or more of the following occurrences:


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                  7.1. Employee's breach of any of the covenants contained in this Agreement;

                  7.2. Employee's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime (excluding traffic violations and similar misdemeanors) involving moral turpitude or which is punishable by imprisonment in the jurisdiction involved;

                  7.3. Employee's commission of an act of fraud, whether prior or subsequent to the date hereof upon Employer or the Companies or any of their subsidiaries, ventures or affiliates;

                  7.4. Employee's willful failure or refusal to perform his duties as required by this Agreement, provided that, the termination of Employee's employment pursuant to this Section 8.4. shall not constitute valid termination for good cause unless Employee shall first have received written notice from the President or stating with specificity the nature of such failure or refusal in the performance of duties and affording Employee at least fifteen
(15) days to correct the act or omission complained of;

                  7.5. Gross negligence, theft of Employer's property, material violation by Employee of any duty of loyalty to Employer or any other material misconduct on the part of Employee; or

                  7.6. Material violation of any employee policy manual, in effect at that time, including, without limitation, the receipt of any kickback or side payment from any customer, service provider, supplier or vendor.

                  Notwithstanding the foregoing, and except as provided below, termination of Employee's employment by resignation shall be deemed a termination for good cause and shall be effective as of the effective date of such resignation, but acceptance of such resignation by Employer shall not be deemed a waiver of any right of Employer or the Companies under this Agreement. If, within 18 months of a change of control of the Company, (i) Employee has experienced a material diminution in job title or responsibility, or has been transferred by Employer to any place other than Houston, Texas (unless such diminution or transfer is the result of events which would otherwise entitle Employer to terminate Employee for good cause under this Section 7), and (ii) Employee resigns from Employer within 60 days of such event, then Employee's resignation under such circumstances shall be deemed a termination other than for good cause and have the effect set forth in Section 8 below. A "change of control" shall mean the closing of a transaction or series of transactions in which wither (A) more than 50% of the voting power of Employer, or (B) substantially all the assets of Employer, are transferred to a party that was not a stockholder of Employer or an affiliate of such stockholder prior to such transaction or series of transactions.

         8. OTHER TERMINATION. Employer may terminate Employee's employment hereunder at any time for any reason other than those referred to above as good cause or for no reason at all, and Employer's obligation to compensate Employee under this Agreement shall in all respects cease upon such termination, except that (a) Employer shall pay Employee, within thirty (30) days of such termination, any Accrued Compensation as of the time of such termination, (b) Employee shall be entitled to any Accrued Benefits as of the time of such termination when and if provided to be paid by the applicable program or plan;
(c) Employer shall continue to pay Employee an amount equal to his monthly base salary under Section 4.1 hereof then in effect on the first day of each month for a period equal to the number of months remaining in the Term of Employment; and (d) Employee shall continue to be covered by, or Employer shall provide comparable coverage to Employee as was provided under, Employer's medical and hospital insurance as furnished to other employees generally, so long as Employee receives payments pursuant to Section 8(c); provided, however, that Employee may waive the provisions of Sections 8(a) through 8(d) and elect to receive compensation pursuant to the stated termination policy of the Company in effect as of the earlier of the date Employer gives written notice of termination to Employee, or Employee is terminated pursuant to this Section 8. Except as may be required by state or federal law, Employee shall not be entitled to any other compensation or benefits whatsoever if Employee's employment is terminated pursuant to this paragraph. An involuntary transfer of Employee's resident business office location from the Houston vicinity shall be deemed a termination other than for Cause. Notwithstanding the foregoing, any termination, other than for good cause, following a change of control of Employer shall extend the amount of severance pay due Employee under Section 8(c) to two years. A change of control shall be defined as sale of a majority equity interest in Employer to a party other than an affiliate of First Reserve Corporation.



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         9.       RELEASE AND SATISFACTION.

                  9.1. Unless precluded by state or federal law, with respect to Employee, his heirs, executors, legal representatives, successors and assigns, each payment by Employer of the amounts and benefits provided under Sections 6, 7 or 8 hereof shall release, relinquish and forever discharge Employer and any director, officer, employee, shareholder, agent or affiliate of Employer of and from any and all claims, damages, losses, costs, expenses, liabilities or obligations, whether known or unknown which relate to facts or events occurring prior to each payment under Sections 6, 7 or 8 (other than any such claims, damages, losses, costs, expenses, liabilities or obligations arising prior to the termination of Employee's employment and (i) covered by any written indemnification arrangement of Employer with respect to Employee, (ii) arising under any written employee benefit plan or arrangement whether or not tax-qualified) covering Employee or (iii) constituting a statutory right that is not waivable by a party to this Agreement), which Employee has incurred or suffered or may incur or suffer as a result of Employee's employment by Employer or the termination of such employment.

                  9.2. Any termination of Employee's employment and any expiration of the Terms of Employment under this Agreement shall not affect the continuing operation and effect of Section 3 hereof or this Section 9, which shall continue in full force and effect with respect to employer and Employee and their respective heirs, executors, personal representatives, successors or permitted assigns. Nothing in Section 9 hereof shall be deemed to operate or shall operate as a release, settlement or discharge of any liability of Employee to Employer or others from any act or omission by Employee enumerated in Section 7 hereof as a possible basis for termination of Employee's employment for good cause.

         10.      MISCELLANEOUS.

                  10.1. KEY MAN INSURANCE. Employee recognizes and acknowledges that Employer or its affiliates may (but shall not be obligated to) seek and purchase one or more policies providing key man life insurance with respect to Employee, the proceeds of which would be payable to Employer or such affiliate. Employee hereby consents to Employer's or its affiliate's seeking and purchasing such insurance and will provide such information, undergo such medical examinations, execute such documents, and otherwise take any and all actions necessary or desirable in order for Employer or its affiliates to seek, purchase and maintain in full force and effect such policy or policies.

                  10.2. SEVERABILITY. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state or other jurisdiction where it is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement, but rather this Agreement shall be reformed and construed, insofar as the laws of that state or jurisdiction are concerned, as not containing the provision or provisions, but only to the extent that they are contravening or are invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be reformed and construed and enforced accordingly.

                  10.3. MODIFICATION AND WAIVER OF BREACH. No waiver or modification of this Agreement shall be binding unless it is in writing signed by the parties hereto. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or dissimilar nature.

                  10.4. ASSIGNMENT. The rights and obligations of Employer under this Agreement may, without the consent of Employee, be assigned by Employer, in its sole discretion, to any subsidiary, venture or affiliate of Employer, provided that Employee continues to have executive level responsibilities and will not be required to relocate.

                  10.5. NOTICES. Except as otherwise required by law, any notice, consent, request, instruction, approval and other communication provided for herein shall be in writing and shall be deemed validly given, made or served
(i) on the date on which it is delivered personally with receipt acknowledged,
(ii) five business days after it shall have been sent by registered or certified mail (receipt requested and postage prepaid), (iii) one business day after it is sent by overnight courier (charges prepaid) or (iv) on the same business day when sent before 5:00 p.m.,


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recipient's time, and on the next business day when sent after 5:00 p.m., recipient's time, by telex or telecopier, transmission confirmed and charges prepaid: .

                           11.5.1.     if to Employer, addressed to:

                                       T-3 Energy Services, Inc.

                                       Attention:  Chief Financial Officer
                                       Telephone:  (713) 437-5187
                                       Telecopier:  (713) 224-0771

                                       With a copy to:

                                       First Reserve Corporation
                                       1801 California Street, Suite 4110

                                       Denver, CO  80202

                                       Attention:  Thomas R. Denison
                                       Telephone:  (303) 382-1271
                                       Telecopier:  (303) 382-1275

                           11.5.2.     if to Employee, addressed to him at his
then current address or number, as indicated in the books and records of the Company; or to such other address as shall be furnished in writing by any party to the others.

                  11.6. COUNTERPARTS. This instrument may be executed in one or more identical counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

                  11.7. CONSTRUCTION OF AGREEMENT. This Agreement shall be construed in accordance with, and governed by, the laws of the State of Delaware without giving effect to the conflict of law rules thereof.

                  11.8. MERGER; COMPLETE AGREEMENT. This Agreement, and the exhibit hereto and other documents executed contemporaneously herewith, contain the entire agreement between the parties hereto with respect to the transactions contemplated by this Agreement and supersedes all previous oral and written and all contemporaneous oral negotiations or commitments and other understandings.

                  11.9. NON-TRANSFERABILITY OF INTEREST. None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or otherwise transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee. Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by Employer pursuant to this Agreement shall be void.

                  11.10. LEGAL FEES. If any legal action, arbitration or other proceeding is brought for the enforcement of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with this Agreement, the successful or prevailing party shall be entitled to recover such reasonable attorneys' fees and other costs it incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

                  11.11. SUBMISSION TO JURISDICTION. Each of the parties hereto irrevocably consents that any legal action or proceeding against it or any of its property with respect to this agreement or any other agreement executed in connection herewith may be brought in any court of the Sate of Delaware, any Federal court of the United States of America located in the State of Delaware, or both, and by the execution and delivery of this


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Agreement each party hereto hereby accepts with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.

                  11.12. ARBITRATION. Any controversy, dispute, or claim arising out of, in connection with, or in relation to, the interpretation, performance or breach of this Agreement, including, without limitation, the validity, scope, and enforceability of this section, may at the election of Employer or Employee be solely and finally settled by arbitration conducted in Texas, by and in accordance with the then existing rules for commercial arbitration of the American Arbitration Association, or any successor organization. Judgment upon any award rendered by the arbitrator(s) may be entered by the State or Federal Court having jurisdiction thereof. Any of the parties may demand arbitration by written notice to the other and to the American Arbitration Association ("Demand for Arbitration"). Any Demand for Arbitration pursuant to this section shall be made within 180 days from the date that the dispute upon which the demand is based arose. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement on the day and year first above written.

EMPLOYEE:                            EMPLOYER:

Michael L. Stansberry                T-3 Energy Services, Inc.
                                     a Delaware corporation

/s/ MICHAEL L. STANSBERRY            By: /s/ THOMAS R. DENISON
____________________________             _______________________________________











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